EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-75529 and 333-103032) of Varian Semiconductor Equipment Associates, Inc. of our report dated October 23, 2003 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

December 11, 2003